UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 12, 2007 (June 11, 2007)

Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-20488 (Commission File Number)	23-2491707 (IRS Employer Identification No.)
6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(615) 312-5700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On June 11, 2007, William B. Rutherford resigned as Chief Operating Officer of Psychiatric Solutions, Inc. (the “Company”), effective June 30, 2007. Terrance R. Bridges, who is currently President of the Company’s Western Division, will become the Company’s Chief Operating Officer upon Mr. Rutherford’s departure. On June 12, 2007, the Company issued a press release announcing the matters discussed above. The press release is attached herewith as Exhibit 99 hereto and is incorporated herein by reference.
          Mr. Bridges, 54, has been President of the Company’s Western Division since July 1, 2005. Previously, Mr. Bridges had served as the Chief Executive Officer of Fremont Hospital in Fremont, California since March 2004, which was owned by a subsidiary of Ardent Health Services LLC until it was purchased by the Company on July 1, 2005. Prior to that, Mr. Bridges had served as the Director of General Medicine and Surgery for Cedars-Sinai Medical Center in Los Angeles, California since 2000.
          The Compensation Committee of the Company’s Board of Directors has set Mr. Bridges’ annual base salary at $400,000 and has approved the grant of options to purchase 200,000 shares of the Company’s common stock and a restricted stock grant of 25,000 shares of the Company’s common stock. The options and shares of restricted stock will vest in 25% increments on each of July 1, 2008, July 1, 2009, July 1, 2010 and July 1, 2011. The exercise price for the options will be the closing price of the Company’s common stock on the NASDAQ Global Select Market on June 29, 2007, the last trading day prior to the date of the option grant.
          In connection with his promotion, the Compensation Committee modified Mr. Bridges’ bonus plan for the 2007 fiscal year. For his service as President of the Company’s Western Division during the first six months of 2007, Mr. Bridges’ bonus will be based 70% upon targets related to the comparison of the Western Division’s actual earnings before income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization (“EBITDA”) to budgeted EBITDA for the first six months of 2007; 15% upon targets related to the comparison of the Company’s actual EBITDA to budgeted EBITDA for the first six months of 2007; and 15% upon other criteria selected by the Compensation Committee. For his service as Chief Operating Officer of the Company during the last six months of 2007, Mr. Bridges’ bonus will be the greater of (1) the bonus that he would receive under the formula described above for the last six months of 2007 or (2) a bonus based 70% upon targets related to the comparison of the Company’s actual EBITDA to budgeted EBITDA for 2007; 20% upon targets related to the Company’s adjusted earnings per share for 2007; and 10% upon other criteria selected by the Compensation Committee (in which case the Compensation Committee will prorate the bonus for the last six months of 2007). The Company must collect at least 95% of revenue recorded in 2007 in order for Mr. Bridges to be eligible for payment of a bonus. The maximum bonus award (as a percentage of base salary) that Mr. Bridges can receive is 75% of his salary for service during the first six months of 2007 and 97.5% of his salary for service during the last six months of 2007.
          Following the end of the 2007 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2007 performance targets discussed above were met. The Compensation Committee will then award Mr. Bridges a cash bonus based on the achievement of the applicable performance targets. No payments will be made for performance below specified threshold levels. Payments for performance between the minimum threshold and the target level required to receive the maximum bonus award will be determined based on a formula. The awarding of cash bonuses is subject to the discretion of the Compensation Committee.
Item 9.01. Financial Statements and Exhibits.
          (d)      Exhibits.

99	Press Release of Psychiatric Solutions, Inc., dated June 12, 2007.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
Date: June 12, 2007	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

99	Press Release of Psychiatric Solutions, Inc., dated June 12, 2007.